                                                                      EXHIBIT 11



                           AMC, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
           (For the three and nine months ended May 31, 1998 and 1997)


                                                 For the three months ended       For the nine months ended
                                                           May 31,                           May 31,
                                                ----------------------------     ----------------------------
                                                    1998             1997            1998              1997
                                                -----------      -----------     -----------      -----------
BASIC

Net Earnings (Loss)                             $ 2,730,913      $ (383,118)     $ 9,420,940      $ 2,310,844

Weighted average outstanding common shares       62,173,154      62,173,154       62,173,154       62,173,154

Basic Earnings Per Share                        $       .04      $     (.01)      $      .15      $       .04
                                                ===========      ==========      ===========      ===========

DILUTED

Net Earnings (Loss)                             $ 2,730,913      $ (383,118)     $ 9,420,940      $ 2,310,844

Weighted average outstanding common
         shares                                  62,173,154      62,173,154       62,173,154       62,173,154

Net effect of dilutive securities                       (a)             (a)              (a)               (a)


Diluted earnings per share                      $       .04      $     (.01)     $       .15      $       .04
                                                ===========      ==========      ===========      ===========

(a)      Not applicable as warrants are anti-dilutive.